UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 28, 2011 (November 25, 2011)

Newcastle Investment Corp.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

001-31458	81-0559116
(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 46th Floor New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 798-6100

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 25, 2011, the Board of Directors (the “Board”) of Newcastle Investment Corp. (the “Company”) appointed Mr. Alan L. Tyson as a Class I director of the Company to fill the vacancy created by the resignation of Mr. Peter M. Miller in August 2011. Mr. Tyson has also been appointed a member of each of the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Board has determined that Mr. Tyson is “independent” under the rules of the New York Stock Exchange and the Securities and Exchange Commission. The Nominating and Corporate Governance Committee recommended Mr. Tyson’s appointment to the Board based in part on the knowledge and experience Mr. Tyson acquired as a Managing Director of Credit Suisse, where he worked for 18 years in the Sales and Trading area of the Fixed Income Department of the Investment Bank.

Pursuant to the Company’s Nonqualified Stock Option and Incentive Award Plan, Mr. Tyson will receive the standard compensation that the Company provides to its independent directors for their service on the Board and related committees, which compensation is described in the Company’s proxy statement filed with the SEC on April 20, 2011. This compensation includes a grant of a fully vested option to purchase 2,000 shares of the Company’s common stock with an exercise price equal to the fair market value of a share of such stock on the date of the grant, which will be the date of the first Board meeting that Mr. Tyson attends.

There is no arrangement or understanding between Mr. Tyson and any other persons pursuant to which Mr. Tyson was appointed as a director. In addition, there has not been any transaction since the beginning of the Company’s last fiscal year, and there is no currently proposed transaction, in which the Company was or is to be a participant and in which Mr. Tyson had or will have any direct or indirect material interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWCASTLE INVESTMENT CORP. (Registrant)

/s/ Brian C. Sigman
Brian C. Sigman
Chief Financial Officer

Date: November 28, 2011

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